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[SIGNAL PHARMACEUTICALS, INC. LETTERHEAD]                          EXHIBIT 10.20




August 18, 1994

Bradley B. Gordon
P.O. Box 9173
Rancho Santa Fe, CA 92067

Dear Brad:

Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is pleased to offer you the position of Vice President Finance and Chief Financial Officer, reporting to the President. Your employment with Signal will commence on August 29, 1994.

Your base salary will be $130,000 annually, less all required withholding for taxes, social security and other required deductions. A bonus of up to 20% of salary will be awarded based upon performance against measurable, mutually agreed upon goals. Individual goals will be assigned specific percent weighting.

In addition, under Signal's 1993 Long-Term Incentive Plan (the "Plan"), the Company will offer you an option to purchase 150,000 (one hundred and fifty thousand) shares of SPI Common Stock at fair market value (currently 10 cents a share). Under the Plan, one-fifth (20%) of the shares will vest on the first day of your thirteenth month of employment. The remaining shares will vest 5% per quarter over the next four years.

All shares in Signal are subject to our standard purchase agreement. Signal shares will not be marketable until such time as an initial public offering has been successfully completed, and the "lock-up" period has elapsed. While the company is privately held, the company maintains a first right of refusal on any potential sale of shares which you own.

You will be eligible for the standard Company benefits. Signal reserves the right to modify compensation and benefits from time to time as it deems necessary.

Your employment is "at will," however to cover the unlikely event that your employment is terminated in the first year without cause, we will offer you


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Brad Gordon
August 18, 1994
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continued salary for a maximum of 6 months or until you find a new job, if sooner. Under this circumstance you will vest shares according to the number of months worked at the company. After the first year, the maximum salary continuance will be 3 months. If you choose to leave at your own will or you are terminated for cause there will be no salary continuation.

You will be asked to sign an Employee's Proprietary Information and Inventions Agreement. In addition, you will be expected to abide by the Company rules and regulations as described in the Company handbook. The employment terms in this letter supersede any other agreements or promises made to you. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please indicate your acceptance of this offer by signing one of the originals and returning it to me. Please fax a signed copy to me at (619)558-7513

Due to the importance of this position we must receive a speedy acceptance to this offer. If we have not received a signed acceptance from you prior to 5pm California time on Monday, August 22, 1994, this offer will expire and we will have to move forward with the other candidates.

Brad we are very excited about the prospect of your joining the Signal team and hope you are pleased with this attractive offer. Please call me if you have any additional questions.

Sincerely,


/s/ ALAN J. LEWIS


Alan J. Lewis
President



                                        ACCEPTED BY:

                                        /s/ BRADLEY B. GORDON
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                                        8-22-94
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                                        Date: